Exhibit 10.1

FORM OF CHANGE-OF-CONTROL SEVERANCE AGREEMENT

     AGREEMENT, dated as of June 10, 2004, by and between Inveresk Research Group, Inc. and                      (the “Participant”).

Section 1

PURPOSE

     This Agreement is intended to provide severance benefits to the Participant in the event that the Participant’s employment is terminated under certain circumstances within 24 months following a Change of Control.

Section 2

DEFINITIONS

     Except as otherwise may be specified or as the context otherwise may require, the following terms shall have the respective meanings set forth below whenever used in this Agreement:

     “Base Compensation” shall mean the annual base rate of cash compensation of the Participant immediately before a Change of Control, or if greater, the highest such annual rate at any time during the 12-month period immediately preceding the Change of Control. The term “Base Compensation” shall include the greater of (i) the cash bonus (if any) paid to the Participant for the year most recently ended before the Change of Control or (ii) the target bonus established for the Participant for the year in which a Covered Termination occurs, and also shall include any other non-contingent cash compensation to which the Participant may be entitled (such as car allowance, housing allowance or pension contributions) but shall not include other contingent incentives or performance awards.

     “Board” shall mean the Board of Directors of the Company.

     “Cause” shall mean (i) the Participant’s conviction for (or pleading nolo contendere to) any felony, or any misdemeanor involving moral turpitude; (ii) the Participant’s commission of an act of fraud, theft or dishonesty related to the performance of the Participant’s duties with the Company; (iii) the willful and continuing failure or habitual neglect by the Participant to perform the Participant’s duties hereunder after reasonable notice and affording the Participant a reasonable opportunity to cease such failure or neglect; or (iv) the Participant’s willful and continuing material breach of the terms of the Participant’s employment with the Company after reasonable notice and affording the Participant a reasonable opportunity to cure such breach.

     “Change of Control” means the occurrence of any of the following:

     (i) any “person,” including a “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of either (A) the combined voting power of the Company’s then outstanding securities or (B) the aggregate equity ownership of the Company; or

     (ii) any merger or consolidation of the Company with another corporation or other entity (or any other form of business combination having a similar effect) in which the outstanding shares of common stock of the Company immediately prior to the merger, consolidation or other business combination do not, immediately after the merger, consolidation or other business combination, continue to represent or entitle the holders thereof to receive, securities representing in the aggregate 50% or more of the equity ownership and combined voting power of the surviving corporation or other entity (or of its ultimate parent corporation or other entity, if any); or

     (iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; or

     (iv) a change in the composition of the Board upon which a majority of the members of the Board are not persons who (A) were directors of the Company for at least the preceding 24 consecutive months or (B) when they initially were elected to the Board, (1) were nominated (if they were elected by the stockholders) or appointed (if they were appointed by the directors) by the affirmative vote of a majority of the directors who were Continuing Directors (as defined below) at the time of the nomination or appointment by the Board and (2) were not elected as a result of an actual or threatened solicitation of proxies or consents by a person other than the Board or an agreement intended to avoid or settle such a proxy solicitation (the directors described in clause (A) and (B) being “Continuing Directors”).

     Following the occurrence of a Change of Control, no subsequent event or condition shall constitute a Change of Control, with the result that there can be no more than one Change of Control for purposes of this Agreement.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Company” shall mean, Inveresk Research Group, Inc, a Delaware corporation, and its direct and indirect subsidiaries and subject to the provisions of Section 5.1, also shall include any corporation or other entity that acquires (including by way of merger, consolidation or other business combination) all or substantially all of the assets of the Company.

     “Covered Termination” shall mean within the period of 24 months immediately following a Change of Control the Participant (i) is terminated by the Company without Cause (other than on account of death or Disability), or (ii) terminates his or her employment with the Company for Good Reason. The Participant’s employment shall not be deemed to have terminated for purposes of this Agreement merely because he or she ceases to be employed by the Company and becomes employed by a successor entity in connection with the Change of Control, if the new employer expressly agrees to be bound by this Agreement as a successor to the Company. Similarly, no Covered Termination shall be deemed to have occurred if upon the occurrence of a Change of Control, the Participant ceases to be employed by the Company and does not accept an offer of employment made by the successor entity in connection with the Change of Control on terms and conditions which, if imposed by the Company, would not give the Participant a basis on which to terminate employment for Good Reason.

     “Date of Termination” shall mean the date on which a Covered Termination occurs.

     “Disability” shall mean, after a Change of Control, the Participant’s eligibility for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement).

     “Good Reason” shall mean the occurrence without the express written consent of the Participant of any of the following circumstances, unless such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

     (i) a material reduction of the Participant’s authority, duties or responsibilities, or the assignment to the Participant of duties materially inconsistent with the Participant’s position or positions with the Company; provided, that a reduction in authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger business organization (as, for example, would occur if the Participant retained the same position as a senior executive of the business unit that was the Company before the Change of Control but did not obtain a similar position with the Company’s new parent or holding company) shall not constitute Good Reason and a change in the Participant’s reporting relationships shall not constitute Good Reason;

     (ii) a reduction in the Base Compensation of the Participant or a material reduction in the other employment-related benefits of the Participant;

     (iii) the failure by the Company to obtain an agreement in form and substance reasonably satisfactory to the Participant from any successor to the business of the Company to assume and agree to perform the obligations of the Company under this Agreement;

     (iv) the relocation of the Participant’s place of work by the Company to a location more than 50 miles from the Participant’s office immediately prior to the Effective Date;

     (v) a purported termination of the Participants; or

     (vi) the Company’s material and willful breach of the terms of this Agreement.

     “Notice of Termination” shall mean a notice given by the Company or the Participant, as applicable, indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provisions so indicated.

     “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code.

Section 3

BENEFITS

     3.1 If a Covered Termination occurs with respect to the Participant, the Company shall pay and provide, and the Participant shall be entitled to, the following:

     (a) payment (in a lump sum) of all salary, bonus and other cash benefits accrued through the Date of Termination, and of all reimbursable business expenses for which reimbursement requests have been duly submitted, which shall be payable as promptly as practicable but in no event later than 10 days after the Date of Termination;

     (b) payment (in a lump sum) of an amount equal to           times the Participant’s Base Compensation, which shall be paid as promptly as practicable but in no event later than 30 days after the Date of Termination;

     (c) except for health benefits (which are addressed in Section 3.1(d)), continuation of all other benefits programs and policies operated by the Company, in accordance with, and to the extent permitted under, the terms of those programs;

     (d) for a period of 12 months after the Date of Termination the continuation of health benefits (including any medical, vision or dental benefits) that are at a level at least equivalent in the aggregate to the level of such benefits which was available to the Participant and the Participant’s family members immediately prior to the Change of Control, at no greater cost to the Participant; and

     (e) all rights of the Participant in outstanding stock options, shares of restricted stock and other equity-based compensation arrangements (if any), to the extent not then fully vested, shall vest as of the date of the Covered Termination.

     3.2 No payment need be made pursuant to Section 3.1(b) unless and until the Company shall have first received from the Participant a valid, binding and irrevocable general release, in form and substance reasonably acceptable to the Company and, to the extent the validity of the release under applicable law is conditioned on the passage of time or other requirements, until those requirements have been satisfied.

Section 4

PARACHUTE TAX PROVISIONS

     If any amount payable to or other benefit receivable by the Participant pursuant to the terms of this Agreement is deemed to constitute a Parachute Payment, alone or when added to any other amount payable or paid to or other benefit receivable or received by the Participant which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on the Participant of an excise tax under Section 4999 of the Code, the amount payable hereunder shall be reduced by the smallest amount required to avoid the imposition of such excise tax. The amount of any adjustment under this Section 4 shall be computed by a certified public accountant selected and paid by the Company.

Section 5

SUCCESSORS; TERM

     5.1 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company and its affiliates would be required to perform it if no such succession had taken place (provided, that such a requirement to perform which arises by operation of law shall be deemed to satisfy the requirements for such an express assumption and agreement). Failure of the Company to obtain such assumption and agreement with respect to the Participant prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Participant to compensation from the Company (as constituted prior to such succession) in the same amount and on the same terms as the Participant would be entitled to hereunder were the Participant’s employment terminated for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Nothing in this Section 5.1 shall be deemed to cause any event or condition that otherwise would constitute a Change of Control not to constitute a Change of Control.

     5.2 Notwithstanding Section 5.1, the Company shall remain liable to the Participant to the extent a Covered Termination occurs upon a Change of Control because (i) the Participant is not offered continuing employment by a successor to the Company or (ii) the Participant declines such an offer and the Participant’s resulting termination of employment otherwise constitutes a Covered Termination hereunder.

     5.3 This Agreement and the rights and obligations of the parties shall terminate on, and be of no further force or effect after, the second anniversary of the date hereof unless on or prior to that date a Change of Control shall have occurred (in which event this Agreement and the rights and obligations of the parties shall remain in effect in accordance with its terms).

Section 6

MISCELLANEOUS

     6.1 The terms of this Agreement shall inure to the benefit of and be enforceable by the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the Participant. If the Participant shall die while an amount still would be payable to the Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Participant’s devisee, legatee or other designee or estate.

     6.2 The Participant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments or benefits hereunder be subject to offset in the event the Participant does mitigate.

     6.3 The Company shall pay all legal fees and expenses incurred in any legal proceeding by the Participant in seeking to obtain or enforce any right or benefit provided by this Agreement. Such payments shall be made within five days after the Participant’s request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided that if the Participant institutes a proceeding and the judge or other decision-maker presiding over the proceeding affirmatively finds that the Participant instituted the proceeding in bad faith, the Participant shall pay the Participant’s own costs and expenses (and, if applicable, return any amounts theretofore paid under this Section 6.3).

     6.4 The Participant may file a claim for benefits under this Agreement by written communication to the Board. A notice addressed to the Board and delivered to the Company’s principal executive officers will satisfy this requirement.

     6.5 This Agreement is the exclusive agreement between the parties applicable to payments and benefits in connection with a Change of Control and supersedes any prior arrangements involving the Company or its predecessors or affiliates relating to changes of control. Without limiting the generality of the foregoing, no other severance payments shall be payable by the Company to the Participant in the event of a Change of Control if any payment is due under Section 3.1(b); provided, that nothing in this Agreement shall limit any right of the Participant to receive any payments or benefits under an employee benefit or executive compensation plan of the Company, which are expressly contingent upon the occurrence of a change of control (including, but not limited to, the acceleration of any rights or benefits thereunder); however, in no event shall the Participant be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by the Participant under any severance or similar plan or policy of the Company.

     6.6 Nothing in this Agreement shall confer on the Participant any right to continue in the employ of the Company or interfere in any way (other than by virtue of requiring payments or benefits as may expressly be provided herein) with the right of the Company to terminate the Participant’s employment at any time.

     6.7 The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

     6.8 The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

     6.9 The use of captions in this Agreement is for convenience and shall not affect the interpretation of the provisions of this Agreement. The captions are not intended to and do not provide substantive rights.

     6.10 THIS AGREEMENT SHALL BE CONSTRUED, ADMINISTERED AND ENFORCED ACCORDING TO THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first set forth above.

INVERESK RESEARCH GROUP, INC.

By:

Name:
Title:

PARTICIPANT:

By:

Name:

Schedule to Change-of-Control Severance Agreement

The following table sets forth the name of each officer with whom Inveresk Research Group, Inc. has entered into a Change-Of-Control Severance Agreement, and for each such officer, the applicable multiple specified in Section 3(b) of that officer’s Agreement.

Name	Multiple
Walter S. Nimmo	3.0
Paul Cowan	3.0
Michael Ankcorn	2.0
Brian Bathgate	2.0
Roland Boyd	2.0
Alastair S. McEwan	2.0
Nick Thornton	2.0
Martha Boyd	1.5
Andrew Rough	1.5